UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Kodiak Oil & Gas Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 28, 2010

Dear Shareholder:

The upcoming meeting of shareholders of Kodiak Oil & Gas Corp. is scheduled to be held on Thursday, June 3, 2010 at 1625 Broadway, Suite 820, Denver, Colorado 80202.  Whether or not you expect to attend the meeting, please take a moment to vote your shares in accordance with the procedures set forth in our 2010 Proxy Statement previously delivered to you.  Our 2010 Proxy Statement and 2009 Annual Report on Form 10-K, including financial statements, are available through the Securities and Exchange Commission’s website at http://www.sec.gov, through our website at http://www.kodiakog.com and through http://www.sedar.com.

Subsequent to the filing and mailing of our 2010 Proxy Statement, we retained The Altman Group, Inc. to assist in the solicitation of proxies and to provide related advice and informational support with respect to the meeting.  The associated fees and customary expenses are expected to total approximately $10,000.  Solicitations by The Altman Group, Inc. may be made personally or by mail, e-mail, facsimile, telephone, messenger or via the Internet.  In addition, we have agreed to indemnify The Altman Group, Inc. and its employees against certain liabilities arising from or in connection with the engagement.

Thank you for your support.

Sincerely yours,

Kodiak Oil & Gas Corp.

/s/ James P. Henderson
James P. Henderson
Secretary and Chief Financial Officer